   As filed with the Securities and Exchange Commission on June 30, 1999
                                                          Registration 333-76985

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                                 AUDIBLE, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                      7375                   22-3407945
     (State or other            (Primary Standard         (I.R.S. Employer
     jurisdiction of               Industrial          Identification Number)
    incorporation or           Classification Code
      organization)                  Number)

                               ----------------
                               Andrew J. Huffman
                     President and Chief Executive Officer
                                 Audible, Inc.
                            65 Willowbrook Boulevard
                               Wayne, N.J. 07470
                                 (973) 890-4070
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                   Copies to:

     Edwin M. Martin, Jr., Esquire            Brian D. Goldstein, Esquire
       Nancy A. Spangler, Esquire           Testa, Hurwitz & Thibeault, LLP
         Piper & Marbury L.L.P.                     125 High Street
         1200 19th Street, N.W.                     Boston, MA 02110
         Washington, D.C. 20036                      (617) 248-7000
             (202) 861-3900

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
                                                          Proposed
                                             Proposed      Maximum
  Title of Each Class         Amount         Maximum      Aggregate   Amount of
  of Securities To Be         To Be       Offering Price  Offering   Registration
       Registered           Registered       Per Unit     Price(1)      Fee(2)
---------------------------------------------------------------------------------
Shares of Common Stock,
 par value $.01......... 4,600,000 Shares     $10.00     $46,000,000      $0
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(2) A registration fee of $12,788 was paid at the time of the initial filing of this registration statement based on the estimated aggregate offering price.

                               ----------------

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

    Securities and Exchange Commission registration fee.............. $   12,788
    National Association of Securities Dealers, Inc. filing fee......      5,100
    Nasdaq National Market listing fee...............................     95,000
    Transfer agent's and registrar's fees............................     10,000
   *Printing expenses................................................    250,000
   *Legal fees and expenses..........................................    275,000
   *Accounting fees and expenses.....................................    250,000
    Blue Sky filing fees and expenses................................     10,000
   *Miscellaneous expenses...........................................     92,112
                                                                      ----------
     Total........................................................... $1,000,000
                                                                      ==========

--------
* estimated.

14. Indemnification of Officers and Directors

   Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Our bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

   At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

   The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the Underwriters, for certain liabilities arising under the Securities Act.

15. Recent Sales of Unregistered Securities

   During the last three years, we have issued unregistered securities in the transactions described below. These securities were offered and sold by us in reliance upon the exemptions provided for in Section 4(2) of the Securities Act, relating to sales not involving any public offering, Rule 506 of the Securities Act relating to sales to accredited investors and Rule 701 of the Securities Act relating to a compensatory benefit plan. The sales were made without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfer without registration or an applicable exemption.

(1) In July 1996, we issued 2,000,000 shares of Series B preferred stock to a group of accredited investors at a purchase price of $1.50 per share for an aggregate of $3,000,000.

(2) In November 1996, we issued an additional 50,000 shares of Series B preferred stock to two accredited investors at a purchase price of $1.50 per share for an aggregate of $75,000.

(3) In November 1996, we issued warrants to purchase an aggregate of 46,082 shares of Series B preferred stock in connection with loans made to us.
(4) In March 1997, we issued 2,250,000 shares of Series C preferred stock to a group of accredited investors at a purchase price of $4.00 per share for an aggregate of $9,000,000.
(5) In March 1997, we issued warrants to purchase 674,999 shares of common stock to holders of Series C preferred stock in connection with the Series C preferred stock financing.
(6) In July 1997, we issued a warrant to purchase 12,188 shares of Series C preferred stock in connection with a loan made to us.
(7) In February 1998, we issued 1,350,000 shares of Series D preferred stock to a group of accredited investors at a purchase price of $4.00 per share for an aggregate of $5,400,000.
(8) In April 1998, we issued a warrant to purchase 5,000 shares of Series D preferred stock in connection with a loan made to us.
(9) In December 1998, we issued an additional 2,500,000 shares of Series D preferred stock to a group of accredited investors at a purchase price of $4.00 per share for an aggregate of $10,000,000.
(10) In February 1999, we issued an additional 250,000 shares of Series D preferred stock to an accredited investor at a purchase price of $4.00 per share for an aggregate of $1,000,000.
(11) In April 1999, we issued a warrant to purchase 100,000 shares of common stock to an accredited investor.
(12) From December 1995 through March 1999, we sold an aggregate of 9,244,734 shares of common stock to employees and consultants at purchase prices ranging from $.047 to $2.667 per share, for an aggregate of $1,541,384 as follows:

                                              Number of   Price     Aggregate
    Dates of Sale                              Shares   Per Share Purchase Price
    -------------                             --------- --------- --------------
December 1995................................ 2,250,000  $0.047      $105,000
June 1996....................................   112,500   0.100        11,250
June 1996....................................     7,500   0.057           425
July 1996.................................... 1,425,000   0.057        80,750
July 1996....................................    67,500   0.113         7,650
July 1996....................................    48,750   0.667        32,500
August 1996..................................    22,500   0.667        15,000
September 1996...............................   112,500   0.100        11,250
December 1996................................   922,500   0.100        92,250
January 1997.................................    37,500   0.100         3,750
February 1997................................    99,000   0.100         9,900
March 1997...................................    15,000   2.000        30,000
April 1997...................................    18,000   0.667        12,000
May 1997.....................................    83,250   0.100         8,325
June 1997....................................   323,250   0.267        86,200
July 1997....................................   553,500   0.267       147,600
September 1997...............................     3,750   0.100           375
October 1997.................................     4,500   2.667        12,000
November 1997................................   409,125   0.267       109,100
November 1997................................    17,310   0.333         5,770
December 1997................................     1,125   0.333           375
December 1997................................     4,050   0.667         2,700
December 1997................................     9,249   2.667        24,664
January 1998.................................     7,500   2.000        15,000
January 1998.................................    18,750   0.267         5,000
February 1998................................     3,750   0.333         1,250
February 1998................................ 1,500,000   0.267       400,000
May 1998.....................................   279,000   0.267        74,400
June 1998....................................   457,500   0.267       122,000

                                              Number of   Price     Aggregate
    Dates of Sale                              Shares   Per Share Purchase Price
    -------------                             --------- --------- --------------
July 1998....................................    82,500   0.267         22,000
September 1998...............................    80,250   0.267         21,400
October 1998.................................    38,625   0.267         10,300
March 1999...................................   229,500   0.267         61,200
                                              ---------             ----------
Total........................................ 9,244,734             $1,541,384

(13) In April 1999, we issued options to purchase 3,000 shares of our common stock for $2.00 per share to one of our employees.

(14) Effective May 26, 1999, we declared a stock dividend of .5 shares for each outstanding share of common stock.

(15) In June 1999, we issued to an accredited investor in connection with a business arrangement a warrant to purchase 150,000 shares of common stock at an exercise price of $0.01 per share and a warrant to purchase 750,000 shares of common stock at an exercise price of $8.00 per share.

(16) In June 1999, we issued options to purchase an aggregate of 900,500 shares of our common stock for $8.00 per share to employees and consultants.

16. Exhibits and Financial Statement Schedules

   (a) Exhibits

Exhibit No. Description

 1.1        Form of Underwriting Agreement

 3.1        Restated Certificate of Incorporation of Audible, dated March 31,
            1997

 3.1.1 Certificate of Amendment of Certificate of Incorporation, dated July 22, 1997

 3.1.2 Certificate of Amendment of Certificate of Incorporation, dated February 25, 1998

 3.1.3 Certificate of Amendment of Certificate of Incorporation, dated December 18, 1998

 3.1.3.1* Certificate of Amendment of Certificate of Incorporation, dated April 23, 1999

 3.1.4 Certificate of Amendment of Certificate of Incorporation, dated June 16, 1999

 3.2        Form of Amended and Restated Certificate of Incorporation of
            Audible

 3.3        Bylaws of Audible

 3.3.1      Amendment No. 1 to Audible, Inc. Bylaws, dated March 17, 1998

 3.4        Form of Amended and Restated Bylaws of Audible

 4.1        Specimen stock certificate for shares of common stock of Audible

 5.1        Opinion of Piper & Marbury L.L.P.

10.1+ License Agreement dated November 4, 1998, by and between Microsoft Corporation and Audible

10.2+ Digital Rights Management Agreement dated November 4, 1998, between Microsoft Corporation and Audible

10.3+ Development Agreement dated November 12, 1998, by and between RealNetworks, Inc. and Audible

10.4 RealMedia Architecture Partner Program Internet Agreement dated November 12, 1998, between RealNetworks, Inc. and Audible

10.5 Master Lease Agreement dated November 19, 1996, by and between Comdisco, Inc. as lessor, and Audible as lessee

10.5.1 Addendum to Master Lease Agreement dated November 20, 1996, by and between Comdisco, Inc., as lessor, and Audible, as lessee (relating to Exhibit 10.5)

10.6 Warrant Agreement to purchase 30,573 shares of Series B preferred stock at a price of $2.68 per share, dated November 19, 1996, and re-issued as of August 17, 1998, by Audible to Comdisco, Inc.

10.7 Warrant Agreement to purchase 12,188 shares of Series C preferred stock at a price of $4.00 per share, dated July 24, 1997, issued by Audible to Comdisco, Inc.

10.8 Loan and Security Agreement dated April 6, 1998, by and between Silicon Valley Bank, as lender, and Audible, as borrower, for a revolving line of credit of up to $1,000,000

10.9 Warrant to Purchase Stock issued April 6, 1998, by Audible to Silicon Valley Bank,

10.10 Security and Loan Agreement dated November 20, 1996, between Audible, as borrower, and Imperial Bank, as lender, for up to $500,000

10.11 Warrant Agreement to purchase 12,500 shares of Series B preferred stock at a price of $3.00 per share, dated November 20, 1996, issued by Audible to Imperial Bank

10.12 Promissory Note dated March 28, 1997, from Donald Katz in favor of Audible, in the principal amount of $100,000

10.12.1 Allonge to Note dated April 21, 1999 between Donald Katz and Audible (relating to Exhibit 10.12.1)

10.13 Security Agreement dated March 28, 1997, by and between Donald Katz and Audible

10.14 Amended and Restated Registration Rights Agreement dated February 26, 1998, by and among Audible and certain stockholders named therein

10.14.1 Amendment No. 1 to Amended and Restated Registration Rights Agreement dated December 18, 1998 (relating to Exhibit 10.14)

10.14.2 Amendment No. 2 to Amended and Restated Registration Rights Agreement dated June 17, 1999 (relating to Exhibit 10.14)

10.15       1999 Stock Incentive Plan

10.16 Form of Common Stock Warrants issued March 31, 1997 by Audible to various investors in connection with the Series C preferred stock financing

10.17 Form of Stock Restriction Agreement by and between Audible and the Named Executive Officers made in connection with various purchases and sales of shares of restricted common stock

10.18 Form of Promissory Note made by the Named Executive Officers in favor of Audible in connection with various purchases and sales of shares of restricted common stock

10.19 Office Lease dated June 20, 1997, by and between Audible, as tenant, and Passaic Investment LLC, Sixty-Five Willowbrook Investment LLC and Wayne Investment LLC, as tenants-in-common, as landlord

10.20 Sublease Agreement dated July 19, 1996, by and between Audible, as sublessee, and Painewebber Incorporated, as sublessor

10.21+ Agreement dated April 3, 1999 by and between Audible and Diamond Multimedia Systems, Inc.

10.22 Common Stock Purchase Warrant, issued April 22, 1999, to Microsoft Corporation

10.23       Employment Offer Letter from Audible to Guy Story dated June 10,
            1996

10.24       Employment Offer Letter from Audible to Matthew Fine dated March
            31, 1997

10.25       Employment Offer Letter from Audible to Brian Fielding dated April
             25, 1997

10.26 Employment Offer Letter from Audible to Travis Millman dated September 29, 1997

10.27       Employment Offer Letter from Audible to Foy Sperring dated April
            23, 1998

10.28 Employment Offer Letter from Audible to Andrew Huffman dated February 12, 1998

10.29       Employment Offer Letter from Audible to Andrew Kaplan dated May
            25, 1999

10.30       Common Stock Purchase Warrant, W-1, issued June 17, 1999, to Robin
            Williams

            Common Stock Purchase Warrant, W-2, issued June 17, 1999, to Robin
10.31       Williams

            Letter Agreement dated June 17 1999, between Robin Williams and
10.32       Audible

11.1        Statement of computation of loss per share

23.1        Consent of KPMG LLP

23.2 Consent of Piper & Marbury L.L.P. (included as part of Exhibit 5.1 hereto)

24.1        Power of Attorney (included in signature pages)

27          Financial Data Schedule
--------
+ Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 of the Act.
*  Filed herewith.

   (b) Financial Statement Schedules:

   Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or the notes thereto.

17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Charter or Bylaws or the Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Company has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, New Jersey, on the 30th day of June, 1999.

                                          AUDIBLE, INC.

                                                   /s/ Andrew J. Huffman
                                          By: _________________________________
                                                     Andrew J. Huffman
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


             Signature                         Title                  Date
             ---------                         -----                  ----

       /s/ Andrew J. Huffman        President, Chief Executive    June 30, 1999
 _________________________________   Officer and Director
         Andrew J. Huffman           (Principal Executive
                                     Officer)

        /s/ Andrew P. Kaplan        Vice President, Finance and   June 30, 1999
 _________________________________   Administration and Chief
          Andrew P. Kaplan           Financial Officer
                                     (Principal Financial
                                     Officer)

                 *                  Chairman of the Board of      June 30, 1999
 _________________________________   Directors
           Donald R. Katz

                 *                  Director                      June 30, 1999
 _________________________________
            Timothy Mott

                 *                  Director                      June 30, 1999
 _________________________________
        R. Bradford Burnham

                 *                  Director                      June 30, 1999
 _________________________________
         Thomas Hirschfeld

                 *                  Director                      June 30, 1999
 _________________________________
         W. Bingham Gordon

                 *                  Director                      June 30, 1999
 _________________________________
         Winthrop Knowlton

                 *                  Director                      June 30, 1999
 _________________________________
           Richard Brass

*By: /s/ Nancy A. Spangler
  -------------------------
       Nancy A. Spangler
       Attorney-In-Fact

                                 EXHIBIT INDEX

Exhibit No. Description

 1.1        Form of Underwriting Agreement

 3.1        Restated Certificate of Incorporation of Audible, dated March 31,
            1997

 3.1.1 Certificate of Amendment of Certificate of Incorporation, dated July 22, 1997

 3.1.2 Certificate of Amendment of Certificate of Incorporation, dated February 25, 1998

 3.1.3 Certificate of Amendment of Certificate of Incorporation, dated December 18, 1998

 3.1.3.1* Certificate of Amendment of Certificate of Incorporation, dated April 23, 1999

 3.1.4 Certificate of Amendment of Certificate of Incorporation, dated June 16, 1999

 3.2        Form of Amended and Restated Certificate of Incorporation of
            Audible

 3.3        Bylaws of Audible

 3.3.1      Amendment No. 1 to Audible, Inc. Bylaws, dated March 17, 1998

 3.4        Form of Amended and Restated Bylaws of Audible

 4.1        Specimen stock certificate for shares of common stock of Audible

 5.1        Opinion of Piper & Marbury L.L.P.

10.1+ License Agreement dated November 4, 1998, by and between Microsoft Corporation and Audible

10.2+ Digital Rights Management Agreement dated November 4, 1998, between Microsoft Corporation and Audible

10.3+ Development Agreement dated November 12, 1998, by and between RealNetworks, Inc. and Audible

10.4 RealMedia Architecture Partner Program Internet Agreement dated November 12, 1998, between RealNetworks, Inc. and Audible

10.5 Master Lease Agreement dated November 19, 1996, by and between Comdisco, Inc. as lessor, and Audible as lessee

10.5.1 Addendum to Master Lease Agreement dated November 20, 1996, by and between Comdisco, Inc., as lessor, and Audible, as lessee (relating to Exhibit 10.5)

10.6 Warrant Agreement to purchase 30,573 shares of Series B preferred stock at a price of $2.68 per share, dated November 19, 1996, and re-issued as of August 17, 1998, by Audible to Comdisco, Inc.

10.7 Warrant Agreement to purchase 12,188 shares of Series C preferred stock at a price of $4.00 per share, dated July 24, 1997, issued by Audible to Comdisco, Inc.

10.8 Loan and Security Agreement dated April 6, 1998, by and between Silicon Valley Bank, as lender, and Audible, as borrower, for a revolving line of credit of up to $1,000,000

10.9 Warrant to Purchase Stock issued April 6, 1998, by Audible to Silicon Valley Bank, entitling Silicon Valley Bank to purchase 5,000 shares of common stock at a price of $4.00 per share

10.10 Security and Loan Agreement dated November 20, 1996, between Audible, as borrower, and Imperial Bank, as lender, for up to $500,000

10.11 Warrant Agreement to purchase 12,500 shares of Series B preferred stock at a price of $3.00 per share, dated November 20, 1996, issued by Audible to Imperial Bank

10.12 Promissory Note dated March 28, 1997, from Donald Katz in favor of Audible, in the principal amount of $100,000

10.12.1 Allonge to Note dated April 21, 1999 between Donald Katz and Audible (relating to Exhibit 10.12.1)

10.13       Security Agreement dated March 28, 1997, by and between Donald
            Katz and Audible

10.14       Amended and Restated Registration Rights Agreement dated February
            26, 1998, by and among Audible and certain stockholders named therein

10.14.1     Amendment No. 1 to Amended and Restated Registration Rights
            Agreement dated December 18, 1998 (relating to Exhibit 10.14)

10.14.2     Amendment No. 2 to Amended and Restated Registration Rights
            Agreement dated June 17, 1999 (relating to Exhibit 10.14)

10.15       1999 Stock Incentive Plan

10.16 Form of Common Stock Warrants issued March 31, 1997 by Audible to various investors in connection with the Series C preferred stock financing

10.17 Form of Stock Restriction Agreement by and between Audible and the Named Executive Officers made in connection with various purchases and sales of shares of restricted common stock

10.18 Form of Promissory Note made by the Named Executive Officers in favor of Audible in connection with various purchases and sales of shares of restricted common stock

10.19 Office Lease dated June 20, 1997, by and between Audible, as tenant, and Passaic Investment LLC, Sixty-Five Willowbrook
            Investment LLC and Wayne Investment LLC, as tenants-in-common, as landlord

10.20 Sublease Agreement dated July 19, 1996, by and between Audible, as sublessee, and Painewebber Incorporated, as sublessor

10.21+      Agreement dated April 13, 1999 by and between Audible and Diamond
            Multimedia Systems, Inc.

10.22       Common Stock Purchase Warrant, issued April 22, 1999, to Microsoft
            Corporation

10.23       Employment Offer Letter from Audible to Guy Story dated June 10,
            1996

10.24       Employment Offer Letter from Audible to Matthew Fine dated March
            31, 1997

10.25       Employment Offer Letter from Audible to Brian Fielding dated April
            25, 1997

10.26       Employment Offer Letter from Audible to Travis Millman dated
            September 29, 1997

10.27       Employment Offer Letter from Audible to Foy Sperring dated April
            23, 1998

10.28       Employment Offer Letter from Audible to Andrew Huffman dated
            February 12, 1998

10.29       Employment Offer Letter from Audible to Andrew Kaplan dated May
            25, 1999

10.30       Common Stock Purchase Warrant, W-1, issued June 17, 1999, to Robin
            Williams

10.31       Common Stock Purchase Warrant, W-2, issued June 17, 1999, to Robin
            Williams

10.32       Letter Agreement dated June 17, 1999, between Robin Williams and
            Audible

11.1        Statement of computation of loss per share

23.1        Consent of KPMG LLP

23.2 Consent of Piper & Marbury L.L.P. (included as part of Exhibit 5.1 hereto)

24.1

            Power of Attorney (included in signature pages)

27          Financial Data Schedule
--------
+  Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's Application
   Requesting Confidential Treatment under Rule 406 of the Act.
*  Filed herewith.
